Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

Certain Directors of ACS Board Resign

DALLAS, TEXAS: November 21, 2007 — Affiliated Computer Services, Inc., (NYSE: ACS) today announced that the current independent directors of the company’s Board of Directors have completed their review of the replacement directors proposed by Mr. Darwin Deason, Chairman of the Board of Directors. No shareholders suggested any alternative nominees to those nominated by Mr. Deason.

Mr. Dennis McCuistion, speaking on behalf of the independent directors, said, “We have determined that we have no reason to conclude that the nominees are not independent of Mr. Deason and the company’s management.”

Effective November 21, 2007, Messrs. Robert B. Holland, III, J. Livingston Kosberg, Dennis McCuistion, Joseph P. O’Neill and Frank A. Rossi resigned from the company’s Board of Directors. The remaining directors have appointed Frank Varasano, Ted B. Miller, Jr., Richard W. Spears, and Kurt R. Krauss to fill the resulting vacancies.

Mr. John H. Rexford also resigned from the company’s Board of Directors effective November 21, 2007, with the effect that the company’s Board of Directors currently consists of four independent directors and two management directors. Neither Mr. Deason nor any member of the company’s management or Board of Directors has any prior relationship with any of the newly elected independent directors.

Frank Varasano (age 61):

From 1999 to 2001, Mr. Varasano served as Executive Vice President of Oracle Corporation, where he was responsible for marketing, sales and consulting to Oracle’s 400 largest product producing clients and was a member of the Executive Committee. Prior to that, Mr. Varasano held several senior management positions during his 26-year tenure at Booz Allen Hamilton. As a Senior Vice President he led Booz Allen Hamilton’s largest practice (Engineering and Manufacturing), largest office (New York) and largest regional profit center (United States). He also served on the firm’s Board of Directors and Executive Committee. From 2005 to 2006, Mr. Varasano served as a director of Loudeye Corporation, serving on the Compensation Committee and the Special Committee that led the analysis and review of the sale of Loudeye to Nokia Corp. Mr. Varasano holds a Masters in Business Administration from Harvard Business School and a Bachelor of Science Degree from the United States Naval Academy. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.

Ted B. Miller, Jr. (age 56):

From 1996 to 2001, Mr. Miller was the Chief Executive Officer of Crown Castle International Corp., a wireless communications company he founded in 1995 which grew from start up to an $11.1 billion market capitalization. He was Chairman of the Crown Castle board of directors from 1999 to 2002. Prior to founding Crown Castle, Mr. Miller was involved in the commercial real estate development, management and brokerage business and various investments including the media business as an original licensee of Blockbuster Video. Mr. Miller is currently Managing Director of Imperium International LLC and President of 4M Investments LLC, both international private investment companies. He is currently the Chairman and majority shareholder of M7 Aerospace LP, an internationally diversified aerospace service, manufacturing and technology company. He is also Vice Chairman and majority shareholder of Intercomp Technologies LLC, a payroll outsourcing company with operations in Europe. Mr. Miller received a Juris Doctor from Louisiana State University and a Bachelor of Business Administration from the University of Texas.

Richard W. Spears (age 71):

From 1980 to 1992, Mr. Spears was Senior Vice President, Law and Human Resources, of Ashland Oil, Inc., then a Fortune 100 company. From 1992 to 2003, he was a co-owner and director of Kentucky Bank and Trust Co. From 1992 to 1994, Mr. Spears served as Of Counsel to Greenebaum, Doll & McDonald PLLC, a corporate law firm with offices in Kentucky, Ohio, Tennessee and the District of Columbia. Currently, Mr. Spears is President and a director of Ashmark, Inc., a private retail venture which he co-founded. Mr. Spears received a Bachelor of Laws from the University of Kentucky College of Law and a Bachelor of Arts in Economics from Georgetown College.

Kurt R. Krauss (age 58):

From 1978 to 1992, Mr. Krauss was a partner with Booz Allen Hamilton. He also served on the firm’s Board of Directors and Executive Committee. From 1992 to 1997, Mr. Krauss was Managing Partner of the Mead Group, a management consulting firm which he founded with offices in Greenwich, Connecticut, and London, England. From 1997 to 2000, he served as Chief Financial Officer of Burson-Marsteller, a leading global public relations and public affairs firm. Currently, Mr. Krauss is the Managing Member of Sachem Investments LLC, an investment company he founded in 2001. Mr. Krauss currently serves on the Board of Directors of Prescient Medical Inc., for which he is the Audit Committee Chairman, and has served on the boards of directors of Zila, Inc., Loudeye Corporation and several other not-for-profit organizations. Mr. Krauss received a Master of Science in Industrial Administration from Carnegie-Mellon University and a Bachelor of Arts in Mathematics from Heidelberg College.

ACS, a FORTUNE 500 company with more than 62,000 people supporting client operations in more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” Visit ACS on the Internet at www.acs-inc.com.